                          Exhibit 99.1

JLL Income Property Trust
Declares 49th Consecutive Quarterly Dividend

Chicago (March 12, 2023) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ:ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $7 billion in portfolio equity and debt investment assets, announced that on March 11, 2024, its Board of Directors declared a dividend for the first quarter of 2024 of $0.145 per share. This will be the 49th consecutive dividend paid to its stockholders.

The dividend is payable on or around March 28, 2024 to stockholders of record as of March 25, 2024. On an annualized basis, this gross dividend is equivalent to $0.58 per share and represents a yield of approximately 4.7 percent on a NAV per share of $12.35 as of March 8, 2024. All stockholders will receive $0.145 per share less applicable share class specific fees and the annualized yield will differ based on the share class.

“We are extremely proud that JLL Income Property Trust continues to be a reliable source of distributions for our stockholders,” said JLL Income Property Trust President and CEO Allan Swaringen. “We’ve achieved consistent dividend growth for more over 12 years and are now paying our 49th consecutive quarterly dividend, which we believe demonstrates the benefit of investing in core real estate to grow cash flows over time, even during an uncertain market environment.”

A fourth quarter 2023 dividend of $0.145 per share, less applicable share class specific fees, was paid according to the table below on December 28, 2023 to stockholders of record as of December 22, 2023. Any future dividends will be approved at the discretion of the Board of Directors.

	M-I Share	A-I Share[1]	M Share[2]	A Share[3]
Q4 Quarterly Gross Dividend per Share	$0.14500	$0.14500	$0.14500	$0.14500
Less: Dealer Manager Fee per Share	-	($0.00740)	($0.00905)	($0.02431)
Q4 Quarterly Net Dividend per Share	$0.14500	$0.13760	$0.13595	$0.12069
NAV per Share as of December 31, 2023	$12.49	$12.51	$12.50	$12.48
Annualized Net Dividend Yield Based on NAV as of December 31, 2023	4.6%	4.4%	4.4%	3.9%

1.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.
2.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.
3.A dealer manager fee equal to 1/365th of 0.85% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $89 billion of assets in private and public real estate property and debt investments as of Q4 2023. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit http://www.lasalle.com, and LinkedIn.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management's intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Matt Schuler
LaSalle Investment Management
Telephone: +1 312 897 4192
Email: matt.schuler@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com